CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Caterpillar Inc. of our report dated January 18, 1996 appearing on page A-3 of the Appendix to the Company's 1996 Annual Meeting of Stockholders Proxy Statement, which is incorporated by reference in Caterpillar Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules listed in Item 14(a) of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.





PRICE WATERHOUSE LLP

Peoria, Illinois
February 12, 1997